As filed with the Securities and Exchange Commission on January 28, 2014

Registration No. 333-192894

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Rice Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-3785773
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

171 Hillpointe Drive, Suite 301

Canonsburg, Pennsylvania 15317

(724) 746-6720

(Address of principal executive offices, including zip code)

Rice Energy Inc. 2014 Long-Term Incentive Plan

(Full title of the plan)

Daniel J. Rice IV

Chief Executive Officer

Rice Energy Inc.

171 Hillpointe Drive, Suite 301

Canonsburg, Pennsylvania 15317

(724) 746-6720

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value per share	17,500,000 shares	$21.64	$378,700,000	$48,776.56

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Rice Energy Inc.’s (the “Company’s” or the “Registrant’s”) common stock, $0.01 par value per share (“Common Stock”), that may become issuable pursuant to the adjustment provisions of the Rice Energy Inc. 2014 Long-Term Incentive Plan.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act. The maximum offering price per share and the maximum aggregate offering price are based on a price of $21.64 per share, which is the average of the high and low sales prices of shares of Common Stock on the New York Stock Exchange on January 24, 2014.

INTRODUCTION

The Company will send or give to all participants in the Rice Energy Inc. 2014 Long-Term Incentive Plan (the “Plan”) the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act. The Registrant has not filed such document(s) with the SEC, but such documents (along with the documents incorporated by reference into this Form S-8 Registration Statement (the “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to Plan participants as specified by Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Company with the SEC and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a) The Company’s prospectus filed pursuant to Rule 424(b) under the Securities Act filed with the Commission on January 27, 2014, relating to the Registrant’s Registration Statement on Form S-1, originally filed with the SEC on December 16, 2013 (as amended, and including all exhibits, the “Form S-1 Registration Statement”);

(b) The description of the Registrant’s Common Stock, par value $0.01 per share, contained in the Registrant’s Registration Statement on Form 8-A (including any amendments or reports filed for the purpose of updating such description); and

(c) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the S-1 Registration Statement.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The below discussion of the laws of Delaware, the Company’s amended and restated articles of incorporation and bylaws, the indemnification agreements, the Company’s maintenance of directors’ and officers’ liability insurance, and the Plan is not intended to be exhaustive and is respectively qualified in its entirety by such laws and documents.

Our amended and restated certificate of incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware Corporation General Law (“DGCL”). Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	For any breach of their duty of loyalty to us or our stockholders;

•	For acts or omissions not in good faith or which involve intentional misconduct or a knowing violations of law;

•	For unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•	For any transaction from which the director derived an improper personal benefit.

Any amendment, repeal, or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal, or modification.

Our amended and restated certificate of incorporation and amended and restated bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We intend to enter into indemnification agreements with each of our current and future directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our amended and restated certificate of incorporation and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers. The Company intends to maintain liability insurance policies that indemnify directors and officers against various liabilities, including certain liabilities under arising under the Securities Act and the Exchange Act that may be incurred by them in their capacity as such.

Under the terms of the Plan, members of the Plan’s administration committee and officers and employees of the Registrant or any of its subsidiaries acting at the direction or on behalf of the Plan’s administration committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the SEC, each of the following exhibits that is listed in the Exhibits Index below is filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and agrees to be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Canonsburg, State of Pennsylvania on January 28, 2014.

RICE ENERGY INC.

By:	/s/ Daniel J. Rice IV
Daniel J. Rice IV
Director, Chief Executive Officer

Each person whose signature appears below appoints Daniel J. Rice IV, Grayson T. Lisenby, James W. Rogers, and William E. Jordan, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Daniel J. Rice IV	Director, Chief Executive Officer (Principal Executive Officer)	January 28, 2014
Daniel J. Rice IV

/s/ Toby Z. Rice	Director, President and Chief Operating Officer	January 28, 2014
Toby Z. Rice

/s/ Grayson T. Lisenby	Vice President and Chief Financial Officer (Principal Financial Officer)	January 28, 2014
Grayson T. Lisenby

/s/ James W. Rogers	Vice President, Chief Accounting & Administrative Officer, Treasurer (Principal Accounting Officer)	January 28, 2014
James W. Rogers

/s/ Robert F. Vagt	Director	January 28, 2014
Robert F. Vagt

/s/ Daniel J. Rice III	Director	January 28, 2014
Daniel J. Rice III

/s/ Chris G. Carter	Director	January 28, 2014
Chris G. Carter

/s/ Scott A. Gieselman	Director	January 28, 2014
Scott A. Gieselman

/s/ James W. Christmas	Director	January 28, 2014
James W. Christmas

/s/ Kevin S. Crutchfield	Director	January 28, 2014
Kevin S. Crutchfield

EXHIBITS INDEX

Exhibit Number	Description

4.1	Form of Amended and Restated Certificate of Incorporation of Rice Energy Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Form S-1 filed on December 16, 2013)

4.2	Form Amended and Restated Bylaws of Rice Energy Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Form S-1 filed on December 16, 2013)

4.3	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Form S-1/A filed on January 13, 2014)

4.3	Form of Stockholder’s Agreement by and among Rice Energy Inc., Rice Energy Holdings LLC, NGP Rice Holdings LLC, and Alpha Natural Resources, Inc. (incorporated by reference to Exhibit 4.3 to the Company’s Form S-1 filed on December 16, 2013)

4.4	Form of Registration Rights Agreement. (incorporated by reference to Exhibit 4.2 to the Company’s Form S-1 filed on December 16, 2013)

4.5*	Rice Energy Inc. 2014 Long-Term Incentive Plan

4.6	Form of Restricted Stock Unit Agreement (Employees) (incorporated by reference to Exhibit 10.13 to the Company’s Form S-1 filed on December 16, 2013)

4.7	Form of Restricted Stock Unit Agreement (Directors) (incorporated by reference to Exhibit 10.19 to the Company’s Form S-1/A filed on January 8, 2014)

5.1*	Opinion of Vinson & Elkins LLP as to the legality of the securities being registered

23.1*	Consent of Ernst & Young LLP (Rice Drilling B LLC and Rice Energy Inc.)

23.2*	Consent of Grossman Yanak & Ford LLP (Countrywide Energy Services, LLC)

23.3*	Consent of Ernst & Young LLP (Alpha Shale Resources, LP)

23.4*	Consent of Schneider Downs & Co., Inc. (Alpha Shale Resources, LP)

23.5*	Consent of Netherland, Sewell and Associates, Inc.

23.6*	Consent of Wright & Company, Inc.

23.7*	Consent of Vinson & Elkins LLP (included as part of Exhibit 5.1 hereto)

24.1*	Power of Attorney (included on the signature pages of this Registration Statement)

*	filed herewith